Exhibit 10.5

EXECUTION VERSION

AMENDED AND RESTATED TAX RECEIVABLES AGREEMENT

This AMENDED AND RESTATED TAX RECEIVABLES AGREEMENT (as amended from time to time in accordance with its terms, this “Agreement”), dated as of August 19, 2026, by and among Advance/Newhouse Partnership, a New York partnership (“A/N”), Cox Communications Equity Holdings, Inc., a Delaware corporation (“Cox,” and each of Cox and A/N, a “TRA Party” and together, the “TRA Parties”), Charter Communications, Inc., a Delaware corporation (“Charter”) and CCH II, LLC, a Delaware limited liability company (together with any other Person or Persons in the Charter Group who holds any Units, the “Charter Member”).

WHEREAS, A/N, Charter and CCH II, LLC previously entered into that certain Tax Receivables Agreement, dated as of May 18, 2016, by and among A/N, Charter and CCH II, LLC (the “Existing Tax Receivables Agreement”), in connection with A/N’s contribution of all of its interest in the Time Warner Entertainment-Advance/Newhouse Partnership, a New York general partnership, to Charter Communications Holdings, LLC, a Delaware limited liability company (“Charter Holdings”) (such contribution, the “A/N Contribution”) pursuant to that certain Contribution Agreement, dated as of March 31, 2015, as amended as of May 23, 2015 (as amended, the “A/N Contribution Agreement”);

WHEREAS, in connection with the A/N Contribution, A/N received Charter Holdings Class B Common Units (the “Class B Exchangeable Interests”), which Class B Exchangeable Interests are exchangeable with Charter Holdings or Charter for cash or Class A Common Stock of Charter (the “Class A Common Stock”) (such exchange, an “A/N Exchange”) as provided for under that certain Amended and Restated Exchange Agreement, dated as of the date hereof, by and among Charter, CCH II, LLC, Charter Holdings, A/N, Cox Enterprises, Inc., a Delaware corporation (“CEI”) and Cox (the “Exchange Agreement”);

WHEREAS, CEI, Cox, Charter and Charter Holdings entered into that certain Transaction Agreement, dated as of May 16, 2025 (as amended, the “Cox Transaction Agreement”), pursuant to which, among other things, Cox contributed all of its interest in the Membership Interests (as defined in the Cox Transaction Agreement) to Charter Holdings, in the manner and on the terms and conditions set forth in the Cox Transaction Agreement (the “Cox Contribution”);

WHEREAS, in connection with the Cox Contribution, Cox received, among other things, Class C Common Units and Convertible Preferred Units which are convertible into Class C Common Units (such Class C Common Units issued in connection with the Cox Contribution or received upon conversion of the Convertible Preferred Units, the “Class C Exchangeable Interests”), which Class C Exchangeable Interests are exchangeable with Charter Holdings or Columbus for cash or Class A Common Stock of Charter (such exchange, a “Cox Exchange” and each Cox Exchange and A/N Exchange, an “Exchange”) as provided for under the Exchange Agreement;

WHEREAS, Exchanges shall be effected pursuant to the Exchange Agreement and other sales, exchanges, or distributions (including deemed distributions), however effectuated, including by way of redemption, of Class B Common Units, Class C Common Units or Convertible Preferred Units (together, the “Units”) may be effected pursuant to the LLC Agreement in transactions that may result in the recognition of gain or loss for U.S. Federal Income Tax purposes by a TRA Party (each, a “Taxable Exchange”), as described herein;

WHEREAS, Charter Holdings will have in effect an election under Section 754 of the Internal Revenue Code of 1986, as amended (the “Code”), for each Taxable Year (as defined below) in which any Taxable Exchange occurs, which election may result in a Basis Adjustment (as defined herein) to the tangible and intangible assets owned by Charter Holdings as of the date of any such Taxable Exchange;

WHEREAS, the income, gain, loss, expense and other Tax (as defined herein) items of the Charter Group may be affected by the Basis Adjustment (as defined herein); and

WHEREAS, the parties to this Agreement desire to make certain arrangements with respect to the effect of the Basis Adjustment on the actual liability for Covered Taxes (as defined herein) of the Charter Group and amend and restate the Existing Tax Receivables Agreement on the terms set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

Definitions

Section 1.01.      Definitions.  As used in this Agreement, the terms set forth in this Article I shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined).  Except as otherwise provided herein, any capitalized terms used and not defined herein shall have the meanings set forth in the LLC Agreement.  Any reference in this Agreement to Charter, the Charter Member, A/N or Cox shall be deemed to include such party’s successors in interest to the extent such successors in interest have become Members of Charter Holdings in accordance with the provisions of the LLC Agreement.

“A/N” is defined in the preamble.

“A/N Contribution” is defined in the recitals.

“A/N Contribution Agreement” is defined in the recitals.

“A/N Exchange” is defined in the recitals.

“Accounting Firm” means, as of any time, the accounting firm that prepares the computation of Covered Tax Benefit and Covered Tax Detriment for Charter.

“Agreed Rate” means (x) as of any date, the Term SOFR applicable to Term SOFR Loans (as defined in the Charter Credit Agreement) having an interest period of three (3) months as determined in good faith by Charter in accordance with the Charter Credit Agreement as of such date and re-determined in good faith by Charter in accordance with the Charter Credit Agreement as of each three (3)-month anniversary thereof (as if each such date were the commencement of an Interest Period (as defined in the Charter Credit Agreement)) plus (y) the Applicable Margin (as defined in the Charter Credit Agreement) per annum in respect of Charter’s primary revolving commitments under the Charter Credit Agreement for Term SOFR Loans as of such date.  All accrued and unpaid interest using the Agreed Rate shall be capitalized and added to the unpaid principal amount on the last day of each Fiscal Quarter.

“Agreement” is defined in the preamble.

“Attributable” means, with respect a TRA Party for a Covered Taxable Year, determined by reference to:

(i)          with respect to a Basis Adjustment, the portion of such Basis Adjustment relating to the Units delivered to the Charter Member by such TRA Party in Taxable Exchanges during the applicable Covered Taxable Year, determined separately with respect to each TRA Party; and

(ii)       with respect to any deduction of the Charter Group in respect of Imputed Interest, the amount of Imputed Interest that such TRA Party is required to include in income for the applicable Covered Taxable Year (without regard to whether such TRA Party is actually subject to Tax thereon).

“Audit Committee” means the audit committee of Charter.

“Basis Adjustment” means the increase or decrease to the Tax basis of an Exchange Asset under Sections 732, 734(b) and 1012 of the Code (in situations where, as a result of one or more Exchanges, Charter Holdings becomes an entity that is disregarded as separate from its owner for U.S. Federal Income Tax purposes) or under Sections 734(b), 743(b) and 754 of the Code (in situations where, following an Exchange, Charter Holdings remains in existence as an entity for U.S. Federal Income Tax purposes) and, in each case, comparable sections of state and local Tax laws, in each case solely in connection with any Taxable Exchange.  To the extent permitted by law, any amount paid pursuant to this Agreement shall be taken into account in computing such Basis Adjustments.  For the avoidance of doubt, payments under this Agreement shall not be treated as resulting in a Basis Adjustment to the extent such payments are treated as Imputed Interest.

“Basis Schedule” is defined in Section 2.01 of this Agreement.

“Business Day” means any calendar day that is not a Saturday, Sunday or other calendar day on which banks are required or authorized to be closed in the City of New York.

“Change Notice” is defined in Section 4.01 of this Agreement.

“Charter” is defined in the preamble.

“Charter Credit Agreement” means that certain Amended and Restated Credit Agreement, dated as of March 18, 1999 and amended and restated as of April 26, 2019, by and among Charter Communications Operating LLC, as borrower, CCO Holdings LLC, as holdings, the lenders and issuing lenders from time to time party thereto and Bank of America, N.A., as administrative agent, as amended through Amendment No. 6, dated as of December 3, 2024, and as may be further amended, restated, amended and restated, supplemented, modified, extended, refinanced or replaced from time to time.

“Charter Holdings” is defined in the recitals.

“Charter Member” is defined in the preamble.

“Charter Member Payment” is defined in Section 6.01 of this Agreement.

“Class B Exchangeable Interests” is defined in the recitals.

“Class C Exchangeable Interests” is defined in the recitals.

“Code” is defined in the recitals.

“Covered Tax Benefits” for any Covered Taxable Year means 50% of the Realized Tax Benefits (defined below).

“Covered Tax Detriment” for any Covered Taxable Year means 50% of the Realized Tax Detriment (defined below).

“Covered Taxable Year” means any Taxable Year of the Charter Group ending after the Closing Date (as defined in the Cox Transaction Agreement) and on or before the end of the first Taxable Year ending after all Taxable Exchanges have occurred and in which all related Realized Tax Benefits and Realized Tax Detriments have either been utilized or have expired.

“Covered Taxes” means Federal Income Taxes, and U.S. state and local income Taxes measured with respect to net income or net profit.

“Cox” is defined in the preamble.

“Cox Contribution” is defined in the recitals.

“Cox Exchange” is defined in the recitals.

“Cox Transaction Agreement” is defined in the recitals.

“Determination” shall have the meaning ascribed to such term in Section 1313(a) of the Code or similar provision of state or local income or franchise Tax law, as applicable; provided, however, that such term shall be deemed to include any settlement as to which a TRA Party has consented pursuant to Section 7.01.

“Early Termination Effective Date” means (a) with respect to an early termination pursuant to Section 5.01(a), the date an Early Termination Notice is delivered, and (b) with respect to an early termination pursuant to Section 5.01(b), the date of the applicable Material Breach.

“Early Termination Notice” is defined in Section 5.02 of this Agreement.

“Early Termination Payment” is defined in Section 5.01 of this Agreement.

“Early Termination Reference Date” has the meaning assigned to it in Section 5.02.

“Exchange” is defined in the recitals.

“Exchange Act” means the Securities and Exchange Act of 1934, as amended, and applicable rules and regulations thereunder, and any successor to such statute, rules or regulations.

“Exchange Agreement” is defined in the recitals.

“Exchange Assets” means the assets owned by Charter Holdings, or by any of its direct or indirect Subsidiaries treated as a partnership or disregarded entity (but only if such indirect Subsidiaries are held only through Subsidiaries treated as partnerships or disregarded entities), for purposes of the applicable Tax, as of an applicable Exchange Date (and any asset whose Tax basis is determined, in whole or in part, by reference to the adjusted basis of any such asset).

“Exchange Date” means a date on which a Taxable Exchange is effected.

“Existing Tax Receivables Agreement” is defined in the recitals.

“Federal Income Tax” means any Tax imposed under Subtitle A of the Code or any other provision of U.S. Federal income Tax law (including, without limitation, the Taxes imposed by Sections 11, 55, 881, 882, 884 and 1201(a) of the Code), and any interest, additions to Tax or penalties applicable or related to such Tax.

“Fiscal Quarter” means any fiscal quarter of any fiscal year of the Charter Group.

“Governmental Entity” means any federal, state, local, provincial or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, whether domestic or foreign.

“Hypothetical Tax Liability” means, with respect to any Covered Taxable Year, the liability for Covered Taxes of the Charter Group using the same methods, elections, conventions and similar practices used on the Charter Group’s actual Tax Returns but computed using the Non-Stepped Up Tax Basis for the Exchange Assets and excluding any deduction attributable to the Imputed Interest for such Covered Taxable Year.  Hypothetical Tax Liability shall be determined without taking into account the carryover or carryback of any Tax item or attribute (or portion thereof) that is available for use because of any Basis Adjustments or any Imputed Interest.

“Imputed Interest” means any interest imputed under Section 1272, 1274 or 483 or other provision of the Code (or any successor U.S. Federal Income Tax statute) and the similar section of the applicable U.S. state or local income Tax law with respect to the Charter Member’s payment obligations under this Agreement.

“IRS” means the U.S. Internal Revenue Service.

“LLC Agreement” means the Second Amended and Restated Limited Liability Company Agreement of Charter Holdings, by and among Charter, CCH II, LLC, Cox, Segra Acquisition Holdings, Inc., Fiber Holdings Acquisition Holdings, Inc., Fiber Blocker Acquisition Holdings, Inc., RapidScale Acquisition Holdings, Inc., CCH Holding Company, LLC, Hunter Acquisition Holding, Inc., Insight Blocker, LLC, Cabot Acquisition Group, Inc., A/N and Charter Holdings, dated as of the date hereof, as such agreement may be amended from time to time in accordance with its terms.

“Material Breach” means the (i) material breach by Charter of an obligation under this Agreement that cannot be cured or has not been cured within ninety (90) Business Days after Charter receives notice thereof from any TRA Party or (ii) the rejection of this Agreement by operation of law in a case commenced in bankruptcy or otherwise.

“Non-Stepped Up Tax Basis” means, with respect to any Exchange Asset at any time, the Tax basis that such asset would have had at such time if no Basis Adjustments had been made.

“Person” means and includes any individual, firm, corporation, partnership (including, without limitation, any limited, general or limited liability partnership), company, limited liability company, trust, joint venture, association, joint stock company, unincorporated organization or similar entity or Governmental Entity.

“Proceeding” is defined in Section 8.08 of this Agreement.

“Proposed Early Termination Payment” is defined in Section 5.02 of this Agreement.

“Realized Tax Benefit” means, for a Covered Taxable Year, the excess, if any, of the Hypothetical Tax Liability for such Covered Taxable Year over the actual liability for Covered Taxes of the Charter Group for such Covered Taxable Year.  To the extent permitted by law, any amount paid pursuant to this Agreement shall be taken into account in computing the Realized Tax Benefit.  If all or a portion of the actual liability for such Taxes for the Covered Taxable Year arises as a result of an audit by a Taxing Authority, such actual liability and the corresponding Hypothetical Tax Liability shall not be included in determining the Realized Tax Benefit unless and until there has been a Determination with respect to such actual liability.

“Realized Tax Detriment” means, for a Covered Taxable Year, the excess, if any, of the actual liability for Covered Taxes of the Charter Group for such Covered Taxable Year over the Hypothetical Tax Liability for such Covered Taxable Year.  To the extent permitted by law, any amount paid pursuant to this Agreement shall be taken into account in computing the Realized Tax Detriment.  If all or a portion of the actual liability for such Taxes for the Covered Taxable Year arises as a result of an audit by a Taxing Authority, such actual liability and the corresponding Hypothetical Tax Liability shall not be included in determining the Realized Tax Detriment unless and until there has been a Determination with respect to such actual liability.

“Reconciliation Procedures” means those procedures set forth in Section 8.09 of this Agreement.

“Revised Schedule” is defined in Section 2.02(b) of this Agreement.

“Senior Obligations” is defined in Section 6.01 of this Agreement.

“Subsidiary” means, as of the relevant date of determination, with respect to any Person, any corporation or other Person of which 50% or more of the voting power of the outstanding voting equity securities or 50% or more of the outstanding economic equity interest is held, directly or indirectly, by such Person.

“Subsidiary Stock” means any stock or other equity interest in any Subsidiary of Charter that is treated as a corporation for U.S. federal income tax purposes.

“Tax” or “Taxes” means (a) any and all U.S. federal, state, local, and foreign taxes, assessments or similar charges that are based on or measured with respect to net income or profits, and any interest penalties or other additional amounts related to such Tax, (b) liability for the payment of any amount of the type described in the preceding clause (a) as a result of being a member of an affiliated, consolidated, combined or unitary group, and (c) liability for the payment of any amounts as a result of being party to any tax sharing agreement (other than this Agreement) or as a result of any express or implied obligation to indemnify any other person with respect to the payment of any amount described in the immediately preceding clauses (a) or (b) (other than an obligation to indemnify under this Agreement).

“Tax Benefit Payment” is defined in Section 3.01(b) of this Agreement.

“Tax Benefit Schedule” is defined in Section 2.02(a) of this Agreement.

“Tax Return” means any return, filing, report, questionnaire, information statement or other document required to be filed, including amended returns that may be filed, for any taxable period with any Taxing Authority (whether or not a payment is required to be made with respect to such filing).

“Taxable Exchange” is defined in the recitals.

“Taxable Year” means a taxable year as defined in Section 441(b) of the Code or comparable section of U.S. state or local income or franchise Tax law, as applicable (and, therefore, for the avoidance of doubt, may include a period of less than 12 months for which a Tax Return is made).

“Taxing Authority” means the IRS and any domestic, federal, national, state, county or municipal or other local government, or any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising any taxing authority or any other authority exercising Tax regulatory authority.

“TRA Party” or “TRA Parties” is defined in the preamble.

“Treasury Regulations” means the final, temporary and proposed regulations under the Code promulgated from time to time (including corresponding provisions of succeeding provisions) as in effect for the relevant taxable period.

“Units” is defined in the recitals.

“Valuation Assumptions” means, as of an Early Termination Effective Date, the assumptions that:

(i)          subject to clause (ii) below, in each Taxable Year ending on or after such Early Termination Effective Date, Charter will have taxable income sufficient to fully use the deductions arising from the Basis Adjustments and the Imputed Interest during such Taxable Year or future Taxable Years (including, for the avoidance of doubt, Basis Adjustments and Imputed Interest that would result from future Tax Benefit Payments that would be paid in accordance with the Valuation Assumptions) in which such deductions would become available;

(ii)         the U.S. federal income tax rates that will be in effect for each such Taxable Year will be those specified for each such Taxable Year by the Code and other applicable law as in effect on the Early Termination Effective Date, except to the extent any change to such tax rates for such Taxable Year have already been enacted into law and the taxable income of Charter will be subject to such maximum applicable tax rates for each Covered Tax;

(iii)      any loss carryovers or carrybacks (without duplication) generated by any Basis Adjustment or Imputed Interest (including any such Basis Adjustment or Imputed Interest generated as a result of payments made or deemed to be made under this Agreement) and available (taking into account any known and applicable limitations) as of the Early Termination Effective Date will be used by Charter ratably from such Early Termination Effective Date through (A) the scheduled expiration date of such loss carryovers (if any) or (B) if there is no such scheduled expiration, then the Taxable Year that includes the fifth (5th) anniversary of the Early Termination Effective Date (by way of example, if on the Early Termination Effective Date Charter had $100 of net operating losses that is scheduled to expire in 10 years, $10 of such net operating losses would be used in each of the 10 consecutive Taxable Years beginning in the Taxable Year that includes such Early Termination Effective Date);

(iv)         any Subsidiary Stock will be deemed never to be disposed of except if Subsidiary Stock is directly disposed of in the Change of Control; and

(v)          any future payment obligations pursuant to this Agreement will be satisfied on the date that any Tax Return to which any such payment obligation relates is required to be filed, excluding any extensions.

ARTICLE II

Determination of Realized Tax Benefit or Realized Tax Detriment

Section 2.01.      Basis Schedule.  Within 120 days after the due date (including extensions) for the U.S. Federal Income Tax Return of Charter for a Covered Taxable Year, Charter shall deliver to each TRA Party a schedule (the “Basis Schedule”) that shows, in reasonable detail necessary to perform the calculations required by this Agreement, (i) the Basis Adjustment with respect to the Exchange Assets as a result of the Taxable Exchanges effected during such Covered Taxable Year or any prior Covered Taxable Year, if any, calculated in the aggregate, (ii) the Non-Stepped Up Tax Basis of the Exchange Assets as of each applicable Exchange Date, if any, (iii) the period (or periods) over which the Exchange Assets are amortizable and/or depreciable and (iv) the period (or periods) over which each Basis Adjustment is amortizable and/or depreciable, in the case of each of clauses (i) through (iv), with respect to such TRA Party and with respect to all other TRA Parties.

Section 2.02.      (a)        Tax Benefit Schedule.  Within 120 days after the due date (including extensions) for the U.S. Federal Income Tax Return of Charter for a Covered Taxable Year, Charter shall provide to such TRA Party a schedule (the “Tax Benefit Schedule”) showing the computation of the Covered Tax Benefit (if any), the Covered Tax Detriment (if any) and the Tax Benefit Payment (determined in accordance with Section 3.01(b)) (if any) for such Covered Taxable Year, in each case, with respect to such TRA Party, together with work papers providing reasonable detail regarding the computation of such items.  Charter shall allow such TRA Party reasonable access to the appropriate representatives at the Charter Group and the Accounting Firm in connection with its review of the Tax Benefit Schedule and work papers.  Subject to the other provisions of this Agreement, the items reflected on a Tax Benefit Schedule shall become final 30 calendar days after delivery of such Tax Benefit Schedule to such TRA Party unless such TRA Party, during such 30 calendar day period, provides Charter with written notice of a material objection thereto made in good faith; provided that such notice shall state any objections, including supporting calculations, and such TRA Party shall allow Charter reasonable access to the appropriate representatives of such TRA Party, its Subsidiaries and the accounting firm (if any) that assisted in the preparation of the calculations, in connection with Charter’s review of such calculations.  If the parties, negotiating in good faith, are unable to successfully resolve the issues raised in such notice within 15 calendar days, Charter and such TRA Party shall employ the Reconciliation Procedures.

(b)       Revised Schedule.  Notwithstanding that the Covered Tax Benefit (if any), the Covered Tax Detriment (if any) and the Tax Benefit Payment (if any) for a Covered Taxable Year with respect to a TRA Party may have become final under Section 2.02(a), such items shall be revised to the extent necessary to reflect (i) a Determination, (ii) inaccuracies in the original computation as a result of factual information that was not previously taken into account, (iii) a change attributable to a carryback or carryforward of a loss or other Tax item, (iv) a change attributable to an amended Tax Return filed for such Covered Taxable Year (provided, however, that such a change attributable to an audit of a Tax Return by an applicable Taxing Authority relating to the deductibility of depreciation or amortization deductions attributable to any Basis Adjustment shall not be taken into account under this Section 2.02(b) unless and until there has been a Determination with respect to such change) or (v) to comply with the expert’s determination under the Reconciliation Procedures.  The parties shall cooperate in connection with any proposed revision to the Covered Tax Benefit (if any), the Covered Tax Detriment (if any) and the Tax Benefit Payment (if any) for a Covered Taxable Year.  If Charter or such TRA Party proposes a change to such an item, such party shall provide to such TRA Party or Charter, respectively, a schedule (a “Revised Schedule”) showing the computation and explanation of such revision, together with work papers providing reasonable detail regarding the computation of such items.  Subject to the other provisions of this Agreement, such revised Covered Tax Benefit (if any), revised Covered Tax Detriment (if any) and/or revised Tax Benefit Payment (if any) shall become final 30 calendar days after delivery of such Revised Schedule unless the receiving party, during such 30 calendar day period, provides written notice of a material objection thereto made in good faith.  If the parties, negotiating in good faith, are unable to successfully resolve the issues raised in such notice within 15 calendar days, Charter and such TRA Party shall employ the Reconciliation Procedures.

(c)         Applicable Principles.  Subject to Section 3.05 and Section 6.03, it is the intention of the parties for the Charter Member to pay the TRA Parties 50% of the additional Covered Taxes that the Charter Group would have been required to pay on Tax Returns that have actually been filed had those Tax Returns been computed by reference to Non-Stepped Up Tax Basis for the Exchange Assets and excluding any deductions attributable to Imputed Interest and this Agreement shall be interpreted in accordance with such intention.  Such amount shall be determined using a “with and without” methodology.  Carryovers or carrybacks of any Tax item shall be considered to be subject to the rules of the Code (or any successor U.S. Federal Income Tax statute) and the Treasury Regulations or the appropriate provisions of U.S. state and local income and franchise Tax law, as applicable, governing the use, limitation and expiration of carryovers or carrybacks of the relevant type.  If a carryover or carryback of any Tax item includes a portion that is attributable to the Basis Adjustment and another portion that is not, such portions shall be considered to be used in the order determined using such “with and without” methodology.

ARTICLE III

Tax Benefit Payments

Section 3.01.       Payments.  (a) Within 3 Business Days after a Tax Benefit Schedule delivered to a TRA Party for any Covered Taxable Year becomes final in accordance with Section 2.02(a), the Charter Member shall pay to such TRA Party for such Covered Taxable Year an amount equal to the Tax Benefit Payment (determined in accordance with Section 3.01(b)) that is Attributable to such TRA Party.  Each Tax Benefit Payment shall be made by wire transfer of immediately available funds to the bank accounts of such TRA Party previously designated by such TRA Party to the Charter Member.

(b)        A “Tax Benefit Payment” in respect of a TRA Party for a Covered Taxable Year shall mean an amount, not less than zero, equal to the amount of Covered Tax Benefits Attributable to such TRA Party, if any, for such Covered Taxable Year;

increased by:

(1)         any increase in the Covered Tax Benefit Attributable to such TRA Party or decrease in the Covered Tax Detriment Attributable to such TRA Party that has become final under Section 2.02(b); and

(2)         interest on the Covered Tax Benefit Attributable to such TRA Party calculated at the Agreed Rate from the due date (without extensions) for filing the U.S. Federal Income Tax Return of Charter for such Taxable Year until the date of payment by the Charter Member to such TRA Party under this Section 3.01;

and decreased, but without duplication of amounts reimbursed pursuant to Section 3.02, by:

(3)          any Covered Tax Detriment Attributable to such TRA Party for a previous Covered Taxable Year; and

(4)         any decrease in the Covered Tax Benefit Attributable to such TRA Party or increase in the Covered Tax Detriment Attributable to such TRA Party that has become final under Section 2.02(b);

provided, however, that the amounts described in Section 3.01(b)(1), (3) and (4) shall not be taken into account in determining a Tax Benefit Payment with respect to a TRA Party attributable to any Covered Taxable Year to the extent that such amounts were taken into account in determining any Tax Benefit Payment with respect to such TRA Party in a preceding Covered Taxable Year.

Section 3.02.     Reimbursement and Indemnification.  To the extent that there is a Determination that a deduction for depreciation or amortization attributable to a Basis Adjustment which was taken into account in computing a Tax Benefit Payment is not available, the TRA Party that received such Tax Benefit Payment shall promptly (i) reimburse Charter for any prior payment made to such TRA Party in respect of such deductions for depreciation or amortization (including, for the avoidance of doubt, any deductions resulting from additional basis arising from amounts previously paid pursuant to this Agreement) and (ii) without duplication, indemnify Charter and hold it harmless with respect to fifty percent (50%) of any interest or penalties and any other losses in respect of the disallowance of such deductions (together with reasonable attorneys’ and accountants’ fees incurred in connection with any related Tax contest, but the indemnity for such reasonable attorneys’ and accountants’ fees shall only apply to the extent such TRA Party is permitted to control such contest).  For the avoidance of doubt, the parties agree and acknowledge that the TRA Parties shall not have any payment or reimbursement or indemnification obligation to the Charter Member in respect of any Covered Tax Detriment, except as contemplated by this Section 3.02 and except for the reduction (but not below zero) of amounts that would otherwise be due a TRA Party pursuant to Section 3.01(b).  For the further avoidance of doubt and by way of example, if $20 of depreciation is claimed in Year 1 resulting in a $10 Realized Tax Benefit and Tax Benefit Payment of $5 to a TRA Party in Year 2 and total Tax Benefit Payments of $1 to such TRA Party in subsequent years in respect of Realized Tax Benefits from additional basis arising from such Tax Benefit Payments, and the Year 1 depreciation is later disallowed by the IRS, the amount of the payment from such TRA Party to the Charter Member under this Section 3.02 shall include an amount equal to the sum of all Tax Benefit Payments paid with respect to such disallowed depreciation prior to the Determination (up to $6) plus fifty percent (50%) of the amount of interest, penalties or other losses, if any (and attorneys’ and accountants’ fees, if applicable), paid by the Charter Group with respect to such disallowed depreciation. Additionally, if Section 3.05 or Section 6.03 is applied to allocate the Realized Tax Benefits or Tax Benefit Payments, respectively, between the TRA Parties, and the Tax Benefit Payment with respect to a TRA Party is subsequently adjusted pursuant to Section 2.02(a) or Section 8.09, then the allocation between the TRA Parties pursuant to Section 3.05 or Section 6.03 (as applicable) shall be recalculated, and any TRA Party that received a Tax Benefit Payment in accordance with the initial allocation that is in excess of its recalculated allocation shall promptly reimburse Charter the amount of such excess.  Any payment made by a TRA Party pursuant to this Section 3.02 shall be treated as a decrease in the purchase price of the relevant Exchange Assets.

Section 3.03.       Tax Benefits Upon a Change of Control.  Upon a Change of Control (as defined in the Exchange Agreement and the LLC Agreement), all Tax Benefit Payments shall be calculated by assuming, to the extent practicable, that such Change of Control did not occur.  In the event of such a Change of Control, the parties to this Agreement agree to negotiate in good faith to reach an agreement regarding an Early Termination Payment pursuant to Section 5.01.

Section 3.04.        No Duplicative Payments.  No duplicative payment of any amount (including interest) will be required under this Agreement.

Section 3.05.       Pro Rata Payments.  Notwithstanding anything in Section 3.01 to the contrary, to the extent that the aggregate Realized Tax Benefits of the Charter Group with respect to the Basis Adjustments or Imputed Interest is limited in a particular Taxable Year because the Charter Group does not have sufficient taxable income, the Realized Tax Benefit for such Taxable Year shall be allocated among all parties then-eligible to receive Tax Benefit Payments under this Agreement in proportion to the amounts of Realized Tax Benefit for such Taxable Year, respectively, that would have been Attributable to each TRA Party if the Charter Group had sufficient taxable income so that there were no such limitation.

ARTICLE IV

Section 4.01.      Change Notices.  If Charter, Charter Holdings or any of their respective Subsidiaries receives a 30-day letter, a final audit report, a statutory notice of deficiency or similar written notice from any Taxing Authority with respect to the Tax treatment of any Taxable Exchange (a “Change Notice”), which, if sustained, would result in (i) a reduction in the amount of Realized Tax Benefit Attributable to a TRA Party with respect to a Covered Taxable Year preceding the taxable year in which the Change Notice is received or (ii) a reduction in the amount of Tax Benefit Payments that the Charter Member will be required to pay to a TRA Party with respect to Covered Taxable Years after and including the taxable year in which the Change Notice is received, and which, if determined adversely to the recipient of the Change Notice or after the lapse of time would be grounds for reimbursement by such TRA Party under Section 3.02, prompt written notice shall be given to such TRA Party; provided, however, that failure to give such notification shall not affect the reimbursement provided under this Agreement except to the extent the reimbursing party shall have been actually prejudiced as a result of such failure.

ARTICLE V

Termination

Section 5.01.        Early Termination of Agreement; Acceleration Events.

(a)        Early Termination Right. Charter and the Charter Member may terminate this Agreement, subject to Section 2.3(a)(ii) of the Stockholders Agreement, by the Charter Member paying to each TRA Party an agreed value of payments remaining to be made under this Agreement with respect to such TRA Party (each, an “Early Termination Payment”) as of the date of the Early Termination Notice (as defined below), subject to such other terms as are agreed between Charter, the Charter Member, and such TRA Party at the time of such Early Termination Payment.

(b)        Acceleration upon Breach of Agreement. In the event of a Material Breach, unless otherwise waived in writing by each of the TRA Parties, the Early Termination Payment (calculated as if an Early Termination Notice had been delivered on the date of the Material Breach) shall become due and payable in accordance with Section 5.03 and the Agreement shall terminate, as and to the extent provided herein. Subject to the next sentence, Charter’s failure to make a Tax Benefit Payment or Early Termination Payment (along with any interest) within ninety (90) calendar days after the applicable payment due date (except for all or a portion of such Tax Benefit Payment or Early Termination Payment that is being validly disputed in good faith under this Agreement, and then only with respect to the amount in dispute) shall be deemed to constitute a Material Breach. To the extent that any Tax Benefit Payment is not made by the date that is ninety (90) calendar days after the relevant payment due date because Charter (i) is prohibited from making such payment under Section 6.01 or the terms of any agreement governing any Senior Obligations (or other third-party indebtedness of any member of the Columbus Group) or (ii) does not have, and despite using commercially reasonable efforts has not obtained, sufficient funds to make such payment, such failure will not constitute a Material Breach; provided that (A) such payment obligation nevertheless will accrue for the benefit of the TRA Parties, (B) Charter shall pay the entirety of the unpaid amount (along with any applicable interest) promptly (and in any event, within twenty (20) Business Days) after the date on which Charter is not prohibited from making such payment under Section 6.01 or the terms of the agreements governing the Senior Obligations (or other third-party indebtedness of any member of the Columbus Group) and Charter has sufficient funds to make such payment and (C) the failure of Charter to take actions contemplated in clause (B) as and when required thereby will constitute a Material Breach; provided further that that the interest provisions of Section 6.02 shall apply to such late payment. It shall be a Material Breach if Charter makes any distribution of cash or other property (other than shares of Class A Common Stock) to its stockholders (in their capacity as such) or uses cash or other property to repurchase any capital stock of Charter (including Class A Common Stock), in each case, before (x) all Tax Benefit Payments (along with any applicable interest contemplated by this Agreement) that are due and payable as of the date Charter enters into a binding commitment to make such distribution or repurchase have been paid or (y) sufficient funds for the payment of all Tax Benefit Payments (along with any interest contemplated by this Agreement) that are due and payable on the date of the distribution or repurchase have been reserved therefor. Charter shall use commercially reasonable efforts to (1) obtain sufficient available funds for the purpose of making Tax Benefit Payments under this Agreement and (2) avoid entering into any agreements that could be reasonably anticipated to materially delay the timing of the making of any Tax Benefit Payments under this Agreement.

(c)         Upon payment of the Early Termination Payment with respect to each of the TRA Parties by the Charter Member, the Charter Member shall have no further payment obligations under this Agreement, other than for any (i) Tax Benefit Payment with respect to a TRA Party agreed to by the Charter Member and such TRA Party as due and payable but unpaid as of the Early Termination Notice and (ii) any Tax Benefit Payment due to a TRA Party for the Covered Taxable Year ending with or including the date of the Early Termination Notice (except to the extent that the amount described in clause (i) or (ii) is included in the Early Termination Payment), which payment obligations shall survive the termination of, and be calculated and paid in accordance with, this Agreement.

Section 5.02.       Early Termination Notice.  If Charter and the Charter Member choose to request early termination under Section 5.01(a) above, or in the case of a termination pursuant to Section 5.01(b), Charter and the Charter Member shall deliver to each TRA Party a notice (the “Early Termination Notice”) specifying Charter and the Charter Member’s intention to request early termination or the event causing a termination pursuant to Section 5.01(b), as applicable, and showing in reasonable detail its calculation of the Early Termination Payment with respect to such TRA Party (each, a “Proposed Early Termination Payment”).  At the time (a) Charter and the Charter Member deliver the Early Termination Notice to the TRA Parties, or (b) in the case of a termination pursuant to Section 5.01(b), within 30 days following the Material Breach giving rise to such termination, Charter shall (a) deliver to each TRA Party schedules and work papers providing reasonable detail regarding the calculation of the Proposed Early Termination Payment with respect to such TRA Party and (b) allow such TRA Party reasonable access to the appropriate representatives at Charter and its Subsidiaries in connection with its review of such calculation.  Within 30 days after receiving such calculation, such TRA Party shall notify Charter and the Charter Member whether it agrees to or objects to the Proposed Early Termination Payment with respect to such TRA Party.  The Proposed Early Termination Payment with respect to a TRA Party shall only become final and binding on Charter, the Charter Member and such TRA Party if such TRA Party agrees in writing to the value of the Proposed Early Termination Payment within such 30 day period (or such shorter period as may be mutually agreed in writing by the relevant parties).  If the relevant parties, negotiating in good faith, cannot agree upon the value of an Early Termination Payment within such 30 day period, Charter and such TRA Party shall employ the Reconciliation Procedures to resolve the dispute.  For the avoidance of doubt, Charter and the Charter Member shall have no obligation to request early termination under Section 5.01. The date on which such Proposed Early Termination Payment becomes final in accordance with this Section 5.02 or the Reconciliation Procedures, as applicable, shall be the “Early Termination Reference Date”.

Section 5.03.        Payment upon Early Termination.

(a)        Timing of Payment. Within 3 calendar days of an agreement between a TRA Party, Charter and the Charter Member as to the value of the Early Termination Payment with respect to such TRA Party, the Charter Member shall pay to such TRA Party an amount equal to such Early Termination Payment.  Such payment shall be made by wire transfer of immediately available funds to a bank account designated by such TRA Party.

(b)       Amount of Payment. The “Early Termination Payment” payable to a TRA Party pursuant to Section 5.03(a) shall equal the present value, discounted at the Agreed Rate and determined as of the Early Termination Reference Date, of all Tax Benefit Payments (other than any Tax Benefit Payments in respect of Taxable Years ending prior to the Early Termination Effective Date) that would be required to be paid by Charter to such TRA Party, beginning from the Early Termination Effective Date and using the Valuation Assumptions. For the avoidance of doubt, an Early Termination Payment shall be made to each TRA Party in accordance with this Agreement, regardless of whether such TRA Party has Exchanged all of its Units as of the Early Termination Effective Date.

ARTICLE VI

Subordination and Late Payments

Section 6.01.       Subordination.  Notwithstanding any other provision of this Agreement to the contrary, any Tax Benefit Payment or Early Termination Payment, in each case, with respect to a TRA Party, required to be made by the Charter Member to such TRA Party under this Agreement (a “Charter Member Payment”) shall rank subordinate and junior in right of payment to any principal, interest or other amounts due and payable in respect of any debt of Charter or the Charter Member (“Senior Obligations”) and shall rank pari passu with all current or future unsecured obligations of Charter or the Charter Member that are not Senior Obligations.

Section 6.02.       Late Payments by the Charter Member.  The amount of all or any portion of a Charter Member Payment with respect to a TRA Party not made to such TRA Party when due under the terms of this Agreement shall be payable together with any interest thereon, computed at the Agreed Rate and commencing from the date on which such Charter Member Payment was due and payable.

Section 6.03.     Payment Ordering.  If for any reason the Charter Member does not fully satisfy its payment obligations to make all Tax Benefit Payments due under this Agreement in respect of a particular Taxable Year, then the parties to this Agreement agree that (i) Tax Benefit Payments for such Taxable Year shall be allocated to all parties eligible to receive Tax Benefit Payments under this Agreement in such Taxable Year in proportion to the amounts of Tax Benefit Payments, respectively, that would have been made to each TRA Party if the Charter Member had sufficient cash available to make such Tax Benefit Payments, and (ii) no Tax Benefit Payments shall be made in respect of any Taxable Year until all Tax Benefit Payments to all TRA Parties in respect of all prior Taxable Years have been made in full.

ARTICLE VII

No Disputes; Consistency; Cooperation

Section 7.01.       TRA Party Participation in Charter Group Tax Matters.  Except as otherwise provided herein or in the LLC Agreement, Charter shall have full responsibility for, and sole discretion over, all Tax matters concerning Charter, Charter Holdings and their respective Subsidiaries, including, without limitation, the preparation, filing or amending of any Tax Return and defending, contesting or settling any issue pertaining to Taxes.  Notwithstanding the foregoing, Charter shall notify the applicable TRA Party of, and keep such TRA Party reasonably informed with respect to, the portion of any audit of Charter, Charter Holdings and their respective Subsidiaries, as applicable, by a Taxing Authority the outcome of which is reasonably expected to affect such TRA Party’s rights under this Agreement.  Charter shall provide to such TRA Party reasonable opportunity to provide information and other input to Charter and its advisors concerning the conduct of any such portion of such audits.

Section 7.02.     Cooperation.  Each TRA Party shall (and shall cause its affiliates to) (a) furnish to Charter in a timely manner such information, documents and other materials as Charter may reasonably request for purposes of making any determination or computation necessary or appropriate under this Agreement, preparing any Tax Return or contesting or defending any audit, examination or controversy with any Taxing Authority, (b) make appropriate representatives of such TRA Party and any law firms or accounting firms engaged by such TRA Party available to Charter and its representatives to provide explanations of documents and materials and such other information as Charter or its representative may reasonably request in connection with any of the matters described in clause (a) above, and (c) reasonably cooperate in connection with any such matter.

ARTICLE VIII

General Provisions

Section 8.01.      Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed duly given and received (a) on the date of delivery if delivered personally, or by e-mail (provided that no transmission error is received by the sender) if sent on a Business Day (or otherwise on the next Business Day) or (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service.  All notices hereunder shall be delivered as set forth in Schedule A, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.  Any party may change its address or fax number by giving the other party written notice of its new address or fax number in the manner set forth above.

Section 8.02.     Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

Section 8.03.       Entire Agreement; No Third Party Beneficiaries.  This Agreement, including the Schedule to this Agreement, the Specified Documents, the A/N Contribution Agreement and the Cox Transaction Agreement embody the entire agreement and understanding of the parties hereto in respect to the subject matter contained in this Agreement.  This Agreement supersedes all prior agreements and understandings, including the Existing Tax Receivables Agreement, between the parties with respect to the subject matter hereof and thereof, other than the Specified Documents.  This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 8.04.      Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to applicable principles of conflict of laws.

Section 8.05.      Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 8.06.      Successors; Assignment; Amendments.  Neither A/N nor Cox may assign this Agreement to any person without the prior written consent of Charter, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, each of A/N and Cox may pledge some or all of its rights, interests or entitlements under this Agreement to any U.S. money center bank in connection with a bona fide loan or other indebtedness.  Charter and the Charter Member may not assign any of their rights, interests or entitlements under this Agreement without the consent of each of A/N and Cox, not to be unreasonably withheld or delayed; provided, however, that Charter may assign its rights to a wholly-owned Subsidiary of Charter without the prior written consent of A/N or Cox; provided, further, however, that no such assignment shall relieve A/N, Cox or Columbus of any of its obligations hereunder.  Subject to each of the two immediately preceding sentences, this Agreement will be binding upon, inure to the benefit of and be enforceable by, the parties and their respective successors and assigns including any acquirer of all or substantially all of the assets of Charter.  Any amendment to this Agreement will be subject to approval by a majority of the independent directors of Charter.

Section 8.07.       Titles and Subtitles.  The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

Section 8.08.    Submission to Jurisdiction; Waivers.  With respect to any suit, action or proceeding relating to this Agreement (collectively, a “Proceeding”), each party to this Agreement irrevocably (a) consents and submits to the exclusive jurisdiction of the courts of the States of New York and Delaware and any court of the U.S. located in the Borough of Manhattan in New York City or the State of Delaware; (b) waives any objection which such party may have at any time to the laying of venue of any Proceeding brought in any such court, waives any claim that such Proceeding has been brought in an inconvenient forum and further waives the right to object, with respect to such Proceeding, that such court does not have jurisdiction over such party; (c) consents to the service of process at the address set forth for notices in Schedule A herein; provided, however, that such manner of service of process shall not preclude the service of process in any other manner permitted under applicable law; and (d) waives, to the fullest extent permitted by applicable law, any and all rights to trial by jury in connection with any Proceeding.

Section 8.09.       Reconciliation.  In the event that Charter and a TRA Party are unable to resolve a disagreement within the relevant period designated in this Agreement, the matter shall be submitted for determination to a nationally recognized expert in the particular area of disagreement employed by a nationally recognized accounting firm or a law firm (other than the Accounting Firm), which expert is mutually acceptable to the disagreeing parties and the Audit Committee.  If the matter is not resolved before any payment that is the subject of a disagreement is due or any Tax Return reflecting the subject of a disagreement is due, such payment shall be made on the date prescribed by this Agreement in the amount proposed by the Charter Member and such Tax Return shall be filed as prepared by the Charter Group, subject to adjustment or amendment (including, for the avoidance of doubt, an increased Tax Benefit Payment) upon resolution.  The determinations of the expert pursuant to this Section 8.09 shall be binding on Charter and its Subsidiaries, Charter Holdings and its Subsidiaries, and such TRA Party absent manifest error.  The costs and expenses relating to the engagement of such expert or amending any Tax Return shall be borne by Charter except as provided in the next sentence.  Charter and such TRA Party shall bear their own costs and expenses of such proceeding, unless (i) the expert adopts such TRA Party’s position, in which case Charter shall reimburse such TRA Party for any reasonable out-of-pocket costs and expenses in such proceeding, or (ii) the expert adopts Charter’s position, in which case such TRA Party shall reimburse Charter for any reasonable out-of-pocket costs and expenses in such proceeding.

Section 8.10.       Guaranty.  To the extent that this Agreement obligates Charter Holdings or any other member of the Charter Group other than Charter, Charter shall take all action necessary to ensure that such party fulfills its obligations hereunder.

Section 8.11.       Withholding.  The Charter Member shall be entitled to deduct and withhold from any payment payable pursuant to this Agreement such amounts as the Charter Member is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax law.  To the extent that amounts are so withheld and paid over to the appropriate Taxing Authority by the Charter Member, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the applicable TRA Party.

Section 8.12.   Admission of Charter into a Consolidated Group; Transfers of Charter Assets.

(a)        Notwithstanding anything to the contrary, if Charter is or becomes a member of an affiliated,  consolidated, combined or unitary group of corporations that files a consolidated, combined or unitary income Tax Return pursuant to Sections 1501 et seq. of the Code or any corresponding provisions of state, local or foreign law, then: (i) the provisions of this Agreement shall be applied with respect to the group as a whole; and (ii) Tax Benefit Payments, Early Termination Payments and other applicable items hereunder shall be computed with reference to the consolidated, combined or unitary taxable income, gain, loss, deduction and attributes of the group as a whole.

(b)         If Charter (or any member of a group described in Section 8.12(a)) transfers or is deemed to transfer any Unit or any Exchange Asset to a transferee that is treated as a corporation for U.S. federal income Tax purposes (other than a member of a group described in Section 8.12(a)) in a transaction in which the transferee’s basis in the property acquired is determined in whole or in part by reference to such transferor’s basis in such property, then Charter shall cause such transferee to assume the obligation to make payments hereunder with respect to the applicable Basis Adjustments or Imputed Interest associated with any Exchange Asset or interests therein acquired (directly or indirectly) in such transfer (taking into account any gain recognized in the transaction) in a manner consistent with the terms of this Agreement as the transferee (or one of its affiliates) actually realizes Tax benefits from the Basis Adjustments or Imputed Interest.

(c)         If Charter Holdings or any applicable Subsidiary transfers (or is deemed to transfer for U.S. federal income Tax purposes) any Exchange Asset to a transferee that is treated as a corporation for U.S. federal income Tax purposes (other than a member of a group described in Section 8.12(a)) in a transaction in which the transferee’s basis in the property acquired is determined in whole or in part by reference to such transferor’s basis in such property, Charter Holdings or the applicable Subsidiary shall be treated as having disposed of the Exchange Asset in a wholly taxable transaction. The consideration deemed to be received by Charter Holdings or the applicable Subsidiary in the transaction contemplated in the prior sentence shall be equal to the fair market value of the deemed transferred asset, plus (i) the amount of debt to which such asset is subject, in the case of a transfer of an encumbered asset or (ii) the amount of debt allocated to such asset, in the case of a transfer of a partnership interest.

(d)      If any member of a group described in Section 8.12(a) that owns any Unit deconsolidates from the group (or Charter deconsolidates from the group), then Charter shall cause such member (or the parent of the consolidated group in a case where Charter deconsolidates from the group) to assume the obligation to make payments hereunder with respect to the applicable Basis Adjustments or Imputed Interest associated with any Exchange Asset it owns (directly or indirectly)  in a manner consistent with the terms of this Agreement as the member (or one of its affiliates) actually realizes Tax benefits. If a transferee or a member of a group described in Section 8.12(a) assumes an obligation to make payments hereunder pursuant to this Section 8.12(d), then the initial obligor is relieved of the obligation assumed.

(e)        If Charter (or any member of a group described in Section 8.12(a)) transfers (or is deemed to transfer for U.S. federal income Tax purposes) any Unit in a transaction that is wholly or partially taxable, then for purposes of calculating payments under this Agreement, Charter Holdings shall be treated as having disposed of the portion of any Exchange Asset (determined based on a pro rata share of an undivided interest in each Exchange Asset) that is indirectly transferred by Charter or other entity described above (i.e., taking into account the number of Units transferred) in a wholly or partially taxable transaction, as applicable, in which all income, gain or loss is allocated to Charter. The consideration deemed to be received by Charter Holdings shall be equal to the fair market value of the deemed transferred asset, plus (i) the amount of debt to which such asset is subject, in the case of a transfer of an encumbered asset or (ii) the amount of debt allocated to such asset, in the case of a transfer of a partnership interest.

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IN WITNESS WHEREOF, Charter, CCH II, LLC, Cox, and A/N have duly executed this Agreement as of the date first written above.

CHARTER COMMUNICATIONS, INC.

By	/s/ Jessica M. Fischer
	Name:	Jessica M. Fischer
	Title:	Chief Financial Officer

CCH II, LLC

By	/s/ Jessica M. Fischer
	Name:	Jessica M. Fischer
	Title:	Chief Financial Officer

COX COMMUNICATIONS EQUITY HOLDINGS, INC.

By	/s/ Dallas S. Clement
	Name:	Dallas S. Clement
	Title:	President

ADVANCE/NEWHOUSE PARTNERSHIP

By	/s/ Steven A. Miron
	Name:	Steven A. Miron
	Title:	Chief Executive Officer

[Signature Page to the Tax Receivables Agreement]

Schedule A

Pursuant to Section 8.01 of this Agreement, all notices under this Agreement shall be delivered as set forth below:

if to Charter:

Charter Communications, Inc.
400 Washington Blvd.
Stamford, Connecticut 06902
Attention:	Executive Vice President, General Counsel and Corporate Secretary
E-Mail:	[***]
[***]

if to CCH II, LLC:

CCH II, LLC
400 Washington Blvd.
Stamford, Connecticut 06902
Attention:	Executive Vice President, General Counsel and Corporate Secretary
E-Mail:	[***]
[***]

with a copy (if to Charter or to CCH II, LLC) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York  10019
Attention:	Steven A. Cohen
John L. Robinson
Steven R. Green
E-Mail:	SACohen@wlrk.com
JLRobinson@wlrk.com
SRGreen@wlrk.com

if to A/N:

Advance/Newhouse Partnership
One World Trade Center
Attention:	Chief Legal Officer
E-Mail:	[***]

with a copy (which shall not constitute notice) to:

Advance/Newhouse Partnership
6350 Court St.
East Syracuse, NY 13057
Attention:	[***]
E-Mail:	[***]

with a copy (if to A/N) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLC
1285 Avenue of the Americas
New York, New York 10019
Attention:	Robert B. Schumer
Michael Vogel
Lara Solomons
E-Mail:	rschumer@paulweiss.com
mvogel@paulweiss.com
lsolomons@paulweiss.com

if to Cox:

Cox Communications Equity Holdings, Inc.
c/o Cox Enterprises, Inc.
6205-A Peachtree Dunwoody Road
Atlanta, Georgia 30328
Attention:	Executive Vice President, Chief Legal Officer and Corporate Secretary
E-Mail:	[***]

with a copy (if to Cox) to:

Latham & Watkins LLP
330 North Wabash Avenue, Suite 2800
Chicago, Illinois 60611
Attention:	Bradley C. Faris
Victoria E. VanStekelenburg
E-Mail:	bradley.faris@lw.com
victoria.vanstekelenburg@lw.com